Exhibit 99.1

Media: Julie Ketay, +1.312.558.8727

Analysts: Aaron Hoffman, +1.312.558.8739

SARA LEE ACHIEVES BROAD BASED GROWTH IN FIRST QUARTER OF FISCAL 2007

Net sales increased 5% with growth in all six business segments; corporate unit volumes up 3%; operating segment income up 29%

Growth driven by new products, successful customer management, strategic pricing activities and greater operating efficiency

Diluted earnings per share for first quarter were $.44; net benefits related to significant items increased EPS by $.19

Full year fiscal 2007 EPS guidance increased by $.04 per share due to lower net interest expense; expectations for core business remain unchanged

CHICAGO (Nov. 7, 2006) – Sara Lee Corporation (NYSE: SLE) today announced that net sales for the first quarter of fiscal 2007, ending Sept. 30, 2006, were $2.9 billion, an increase of 5% compared to $2.8 billion in the prior year’s first quarter. Net sales grew in all business segments, the first time in two years, with particularly strong top-line performance in North American retail bakery (+8%) and international beverage (+8%).

The consolidated unit volumes for the corporation increased 3% during the first quarter of fiscal 2007, as unit volume growth was reported in all business segments except North American retail bakery, where stock-keeping unit (SKU) rationalization and planned exits from unbranded business negatively impacted volumes.

Sara Lee’s operating segment income increased 29% in the first quarter to $235 million, reflecting double-digit increases in all business segments except household and body care, which faced a difficult comparison with a significant gain on the sale of the sun care business reported in last year’s first quarter.

Sara Lee Achieves Broad Based Growth

In First Quarter of Fiscal 2007 – Page 2

Diluted earnings per share (EPS) from continuing operations, which excludes any results from the branded apparel business, increased $.21 per share from $.13 per share in the first quarter of fiscal 2006 to $.34 per share in the first quarter of fiscal 2007, as shown on the attached consolidated statements of income. The reported EPS amounts were impacted by several significant items – exit activities, asset and business dispositions, transformation actions and a tax benefit – as shown in the table on page 3. The net impact of the year-over-year change in these significant items increased diluted EPS in the first quarter of fiscal 2007 by $.21, due primarily to a $158 million tax benefit recognized in fiscal 2007. The remaining diluted EPS from continuing operations were unchanged from the prior year as higher operating segment income and lower net interest expense were offset by higher income tax expense due in large part to the repatriation of foreign earnings to the United States.

Diluted EPS as reported, which includes approximately nine weeks of results from the branded apparel business, were $.44 for the first quarter of fiscal 2007 versus $.09 for the year-ago period. Diluted EPS were favorably impacted by the net $.21 per share increase from the change in significant items impacting continuing operations as mentioned above. In addition, diluted EPS as reported also were positively impacted by $.23 per share due to the year-over-year change in significant items impacting discontinued operations, which was due primarily to impairment charges of $.22 reported in the prior year. The remaining decline in diluted EPS as reported in the first quarter of fiscal 2007 of $.09 was primarily the result of lower earnings from discontinued operations as the dispositions of these businesses were made after the end of the first quarter of fiscal 2006.

A summary of the items discussed above is presented on the next page and a detailed analysis of these items is attached to this news release.

Sara Lee Achieves Broad Based Growth

In First Quarter of Fiscal 2007 – Page 3

Impact of Significant Items on Diluted Earnings per Share	First Quarter
	2007	2006
Diluted earnings per share – continuing operations, as reported	$.34	$.13

Diluted earnings per share, as reported	$.44	$.09

Increase/(decrease) in EPS from:
Exit activities	(.01)	(.02)
Income from business disposition activities	.02	.02
Transformation costs	(.02)	(.02)
Accelerated depreciation	(.01)	(.01)
Tax benefit	.21	—

Significant items related to continuing operations*	.18	(.03)

Impairment charges	—	(.22)
Spin-off costs	(.03)	—
Gain on sale of discontinued operations	.05	—

Significant items related to discontinued operations*	.01	(.22)

Total impact of significant items*	$.19	$(.25)

* Amounts are rounded and may not add to the total.

“Sara Lee’s first quarter of fiscal 2007 demonstrated the continuing progress that we have made in each line of business,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corporation. “A strong array of new products and improved execution across the company delivered sales growth in every business and higher operating segment income in five of our six business segments.

“While the first quarter was operationally quite strong, some of the benefit came from the timing of various investments, including incremental MAP, which will be spent later in the year. We still expect to realize improved performance in future quarters, though we will likely see some of the benefits of our stronger business tempered by necessary, productive investments. I am confident that we are well positioned to deliver all of our financial commitments this fiscal year,” concluded Barnes.

Total media advertising and promotion (MAP) spending for continuing operations decreased 5% in the first quarter, primarily because of a change in timing as various media advertising campaigns that were initially planned for the first quarter of fiscal 2007 are now expected to be executed later in the fiscal year. The company still anticipates MAP spending to increase in fiscal 2007.

Sara Lee Achieves Broad Based Growth

In First Quarter of Fiscal 2007 – Page 4

Other Notable First Quarter Events

On Sept. 5, 2006, Sara Lee successfully completed the tax-free spin-off to its shareholders of Hanesbrands Inc. After the close of business that day, 100% of the common stock of the branded apparel business was distributed to Sara Lee shareholders of record, as of Aug. 18, 2006. Sara Lee distributed to its shareholders one share of Hanesbrands stock for every eight Sara Lee shares owned. On Sept. 6, 2006, Hanesbrands started trading on the New York Stock Exchange under the “HBI” ticker symbol. In connection with the spin-off, Sara Lee received a one-time payment of $2.4 billion from Hanesbrands.

Sara Lee repurchased more than 16 million shares of its outstanding common stock in the first quarter of fiscal 2007 for a total cost of almost $250 million. At the end of the first quarter, approximately 70 million shares remained authorized by the board of directors for repurchase. Early in the second quarter, through Nov. 1, 2006, the company bought back an additional 14 million shares for a total cost of over $240 million.

At the beginning of the first quarter, the corporation received a cash payment of $120 million as a portion of the contingencies associated with the sale of its European cut tobacco business in fiscal 1999 was satisfied. This amount was recognized in the corporation’s earnings in the first quarter of fiscal 2007 and contributed $.16 per share to diluted EPS. The company received proceeds and reported income of $114 million, or $.15 per share, related to the tobacco business in the prior year’s first quarter.

Business Performance Review

As the spin-off of Hanesbrands was completed on Sept. 5, 2006, the results of the Branded Apparel segment are included in discontinued operations for fiscal 2007 and all prior periods.

Sara Lee Food & Beverage

The Sara Lee Food & Beverage business is composed of the North American retail meats and retail bakery segments.

Sara Lee Achieves Broad Based Growth

In First Quarter of Fiscal 2007 – Page 5

North American Retail Meats

Net sales were up 2% to $630 million in the first quarter of fiscal 2007, primarily driven by a 2% increase in unit volumes. Strong new product performance by Jimmy Dean Breakfast Sandwiches and Skillets and higher unit volumes for Hillshire Farm smoked sausage and sliced meats were the main drivers behind the unit volume increase. The Jimmy Dean brand continued its successful expansion in the total protein breakfast category; according to Information Resources, Inc. (IRI) data (12 weeks ending Sept. 17, 2006), the Jimmy Dean brand gained 5.7 share points in the category, finishing the quarter with a 45.5% dollar share. During the first quarter, new Jimmy Dean Breakfast Bowls – three great-tasting, convenient breakfast items – and a new bacon variety of the successful Jimmy Dean Breakfast Skillets were launched. The acquisition of the Donfer meats business in Mexico in the third quarter of fiscal 2006 also contributed to the sales growth in the first quarter of fiscal 2007. Operating segment income in the first quarter of fiscal 2007 was $27 million, up $10 million or 56%, primarily due to higher sales and unit volumes, continuous improvement savings, lower benefit plan expenses and lower MAP spending, the latter due to a shift in timing of certain media advertising campaigns. Transformation – related expenses and acquisitions reduced operating segment income by $22 million in the quarter, compared to $10 million in the first quarter of fiscal 2006 as described in the attached Operating Results by Business Segment schedule.

North American Retail Bakery (including Senseo coffee)

North American retail bakery posted an 8% increase in net sales to $498 million in the first quarter of fiscal 2007, primarily driven by the addition of the Butter-Krust baking business, price increases to cover higher wheat and other input costs and a favorable sales mix, more than offsetting the effect of lower unit volumes. Unit volumes, excluding acquisitions, for North American retail bakery decreased 4% in the first quarter of fiscal 2007, as volume growth in branded fresh bakery and Senseo single-serve coffee were more than offset by lower volumes in non-branded bakery products – for the most part as a result of SKU rationalization and exits from unbranded business – and volume softness in frozen bakery. Branded fresh bakery volume growth was driven by the continued strength of the Sara Lee brand. Sara Lee Soft & Smooth Made with Whole Grain White bread continued its strong performance and, at the end of the first quarter, six new Sara Lee Hearty & Delicious wide-pan breads were launched, focusing on the growing popularity of wholesome, super-premium breads.

Sara Lee Achieves Broad Based Growth

In First Quarter of Fiscal 2007 – Page 6

North American retail bakery reported operating segment income of $5 million in the first quarter, compared to a loss of $4 million in the year-ago period. Earnings were impacted by $3 million in significant items as described in the attached Operating Results by Business Segment schedule, compared to $10 million in charges in the comparable period last year, and helped by lower benefit plan expenses.

During the first quarter, the Sara Lee fresh bread brand gained 0.9 share points versus the comparable period a year ago, resulting in a 5.2% dollar share, according to IRI share data (12 weeks ending Oct. 1, 2006). Sara Lee brand hot dog and hamburger buns made with whole grain, which were launched in the fourth quarter of fiscal 2006, helped increase Sara Lee’s share in the buns and rolls category by 0.7 share points to a 10.7% dollar share (IRI data, 12 weeks ending Oct. 1, 2006). Finally, a new integrated marketing campaign for the Sara Lee brand under the tagline “The Joy of Eating,” which creatively highlights the portfolio of great tasting products, kicked off in the first quarter.

On a combined basis, net sales for the Sara Lee Food & Beverage business increased 5% to $1.13 billion in the first quarter of fiscal 2007, while profits increased to $32 million in the first quarter from $13 million in the comparable period last year.

Sara Lee Foodservice

The Sara Lee Foodservice business is a leading supplier of coffee, meats and bakery solutions to a broad base of foodservice operators across North America.

Sara Lee Foodservice reported net sales of $538 million for the first quarter of fiscal 2007, up $11 million or 2% compared to the year-ago period, driven by higher unit volumes, a favorable sales mix and increased prices for certain foodservice bakery products. Unit volumes were up 1% in the first quarter of fiscal 2007, with particular strength in the convenience store and broad-line distributor channel.

Sara Lee Achieves Broad Based Growth

In First Quarter of Fiscal 2007 – Page 7

In foodservice bakery, Sara Lee reported strong frozen pie volumes, helped by the launch of several new products, including several new Chef Pierre Flavor Fusion pies. In beverage, unit volumes for Cafitesse, Sara Lee’s liquid coffee concentrate product, increased double-digits, but this growth was more than offset by unit volume declines in traditional roast and ground coffee. Further capitalizing on the growing popularity of tea, Sara Lee launched a broad variety of Pickwick tea products in the foodservice channel. Unit volumes for foodservice meats increased on the strength of robust sausage and sliced meats volumes. Operating segment income for the first quarter of fiscal 2007 was $21 million, compared to $15 million for the corresponding period in fiscal 2006, an increase of 38%. The profit increase was driven by lower selling, general and administrative (SG&A) costs resulting from procurement and continuous improvement initiatives and by lower benefit plan expenses.

Sara Lee International

The Sara Lee International business is composed of the international beverage, international bakery, and global household and body care segments.

International Beverage

In the company’s international beverage segment, unit volumes were up 11% in the first quarter of fiscal 2007, primarily due to double-digit volume growth for roast and ground coffee in Brazil and single-serve coffee in Europe. Volume growth in Brazil was due to share gains and market growth driven, in part, by lower prices. Single-serve volume increased due to planned price reductions, market growth and the strength of new products, such as Senseo Cappuccino. Net sales in the international beverage segment rose 8% to $572 million in the first quarter, as unit volume growth and favorable foreign currency exchange rates more than offset an unfavorable sales mix and the negative impact of fiscal 2006 divestitures. Operating segment income increased 45% to $90 million in the quarter, driven by lower exit activity costs relative to the year-ago period, higher unit volumes, transformation savings, lower benefit plan expenses and favorable foreign currency exchange rates. During the period, the international beverage segment continued to capitalize on the consumer trend toward ready-to-drink products with the successful launches of Douwe Egberts and Maison du Café branded Café Smooth in the Dutch and French foodservice channels, respectively, and Douwe Egberts Café Fresco at Dutch supermarkets and convenience stores.

Sara Lee Achieves Broad Based Growth

In First Quarter of Fiscal 2007 – Page 8

International Bakery

Unit volumes in the international bakery segment increased 1% in the first quarter of fiscal 2007, as growth in the Australian frozen bakery business and the European refrigerated dough business more than offset lower unit volumes for the fresh bakery business in Spain. Net sales for the international bakery segment increased 4% to $200 million in the first quarter primarily driven by higher unit volumes and favorable foreign currency exchange rates. Operating segment income was $14 million in the first quarter of fiscal 2007, compared to $12 million in the year-ago period, an increase of 24%, mainly due to lower exit activity costs relative to the year-ago period, partially offset by higher distribution and manufacturing costs and an unfavorable sales mix in the Spanish fresh bakery business.

Household and Body Care

Unit volumes in the household and body care segment’s four core categories increased 4% in the first quarter of fiscal 2007, as unit volumes increased in air care and insecticides and remained essentially flat in body care and shoe care. Volume growth in insecticides was primarily driven by a long summer in Southern Europe and further growth in India. Air care volumes increased behind the launch of Ambi Pur Puresse, a range of pure and gentle home fragrances based on sensitive or hypo-allergenic formulations, and continued strength of the new Ambi Pur 3volution. 3volution has now been launched in seven key Western European countries and has shown strong repeat purchase trends in the United Kingdom, its first market. Within the body care category, deodorants continue to perform well with unit volume growth in the quarter. Net sales for the household and body care segment increased 4% to $465 million in the quarter, as unit volume growth and favorable foreign currency exchange rates more than offset the negative impact of lower pricing, an unfavorable sales mix and fiscal 2006 divestitures. Operating segment income declined 3% to $78 million in the first quarter of fiscal 2007, as the impact of a gain on the sale of a non-core product line in the first quarter of the prior year more than offset higher unit volumes, transformation savings, lower benefit plan expenses and favorable foreign currency exchange rates.

On a combined basis, net sales for the Sara Lee International business were up 6% to $1.24 billion in the first quarter of fiscal 2007, while profits increased 19% to $182 million.

Sara Lee Achieves Broad Based Growth

In First Quarter of Fiscal 2007 – Page 9

Net Interest Expense, General Corporate Expenses, Tax Rate and Share Repurchase

Net interest expense was $49 million for the first quarter of fiscal 2007, a decrease of $5 million compared to the year-ago period, resulting from higher interest income and a lower debt level, partially offset by the effect of higher average interest rates. General corporate expenses were $84 million in the first quarter, compared to $66 million in the comparable period of the prior year, an increase primarily due to unfavorable foreign currency impacts and costs related to the implementation of the company’s transformation plan. The effective tax rate for continuing operations was a benefit of 24.3% for the first quarter of fiscal 2007, compared to a charge of 36.7% in last year’s first quarter.

A $50 million tax benefit was recognized on continuing operations in the first quarter of fiscal 2007 as compared to tax expense of $59 million in the comparable period of the prior year. During the first quarter of fiscal 2007, the corporation signed an agreement to sell the shares of a subsidiary which resulted in a $158 million tax benefit that increased diluted EPS by $.21 in the quarter. This transaction closed in October 2006 and the proceeds received and net book value of the entity sold were both less than $1 million. The $158 million first quarter benefit was partially offset by taxes related to pretax earnings of continuing operations, and these taxes include a charge for the anticipated cost of repatriating foreign earnings to the United States.

During the first quarter of fiscal 2007, the company repurchased more than 16 million shares of its common stock at an average price of $15.26 per share. At the end of the first quarter, approximately 70 million shares remained authorized by the board of directors for repurchase.

Guidance

A detailed chart summarizing Sara Lee’s guidance is included at the end of this section.

Sara Lee currently expects full year fiscal 2007 EPS to be in the range of $.86 to $.92 per share, which includes $.08 per share of earnings from discontinued operations owned during the first fiscal quarter, $(.01) per share related to other net significant items and a $.16 per share gain associated with the sale of its tobacco business in fiscal 1999 for which contingent proceeds were received in the first quarter of fiscal 2007.

The company has raised its fiscal 2007 guidance, compared to the annual guidance provided on Aug. 8, 2006, primarily as a result of lower interest expense while the expected operating results remain unchanged. Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known.

Year-over-year EPS improvement will be driven by increased sales and operating segment income in each reported segment, highlighted by strong improvements from cost reduction actions, continuous improvement and centralization efforts. In addition to the previously mentioned lower interest expense, the company also expects EPS to benefit from share repurchases and a lower effective tax rate.

Sara Lee currently expects net sales for fiscal 2007 to increase by 2%-3% compared to the net sales from continuing operations for fiscal 2006, which do not include $4.5 billion of net sales reported for the branded apparel segment. In general, Sara Lee expects sales to be spread evenly across each quarter of the fiscal year. The company also believes that year-over-year sales will increase in each quarter.

During the first quarter, Sara Lee realized a $.21 per share tax benefit. This benefit was included in the company’s initial fiscal 2007 guidance provided on Aug. 8, 2006. Sara Lee continues to expect to achieve a 25% effective tax rate for fiscal 2007.

Sara Lee Achieves Broad Based Growth

In First Quarter of Fiscal 2007 – Page 10

	Fiscal 2007 Guidance	Change vs. Last Year	Change vs. Previous Guidance
Diluted EPS	$.86 - $.92/share	NM	+$.06 - $.04/share
Core Sara Lee*	$.63 - $.69/share		+$.04/share
Tax-related significant items	$.21/share		–
Discontinued operations	$.08/share		+$.02 - $.00/share
Other significant items, net	$(.01)/share		$(.01)/share
Contingent tobacco sale proceeds	$.16/share		+$.01/share
Net sales	$11.75+ billion	+2% -3%**	–
Core unit volumes	NA	+1% -2%	–
Operating margin	7.1 - 7.3%***	+.4 - .6 pts****	–
Interest expense, net	$150 million	$(78) million	$(35) million
Tax rate	25%	NM	–
Euro/dollar exchange rate	$1.25	+2%	+2%
Capital expenditures^	$625 million	+4%	–
Cash flow from operations	$400 - $500 million	NM	–
Annualized dividend	$.40/share	NM	–
Share repurchase	$500 million	NM	–

*	The line items in the table above titled “Core Sara Lee” present Sara Lee’s results from and forecasts relating to continuing operations. Core Sara Lee includes the benefits of tax-related significant items, identified in the table above, as well as additional tax expense the company expects to incur in connection with the anticipated repatriation of foreign earnings to the United States, which items were included in management’s annual earnings guidance provided on August 8, 2006 and in the previously forecast anticipated tax rate of 25%. Core Sara Lee excludes the results of discontinued operations, other significant items and the tobacco gain, identified in the table above, as well as any future significant events that may occur, the nature, timing and financial impact of which are not yet known. Management believes that presenting diluted EPS for Core Sara Lee enables investors to better understand earnings for the base business and the impact of significant items during the quarter.
**	Represents the change in projected fiscal 2007 net sales of $11.75+ billion from fiscal 2006 net sales from continuing operations of $11.5 billion. In its Form 10-K for fiscal 2006, Sara Lee reported total fiscal 2006 net sales from continuing operations of $15.9 billion, which included $4.5 billion net sales attributable to the Hanesbrands business and $11.5 billion net sales attributable to the ongoing Sara Lee business. When the Hanesbrands spin-off was completed on September 5, 2006, Hanesbrands became a discontinued operation for fiscal 2007 and for all prior periods.
***	Represents the projected fiscal 2007 operating margin for continuing operations for Core Sara Lee. The projected fiscal 2007 operating income from continuing operations used in the operating margin calculation excludes $42 million of net charges related to the following significant items reported in the first quarter of fiscal 2007: charges of $41 million from exit activities and transformation costs; charges of $16 million for accelerated depreciation; and gains of $15 million from business disposition activities. It also excludes contingent sales proceeds of $120 million related to the fiscal 1999 sale of the tobacco operations and any future significant events that may occur, the nature, timing and financial impact of which are not yet known. The projected fiscal 2007 operating margin for continuing operations including the $42 million of net charges relating to the significant items reported in the first quarter of fiscal 2007 and $120 million of contingent tobacco sale proceeds identified above would be 7.8% - 8.0%. “Significant items” are income or charges that are not directly related to core operations, which have had or are likely to have a significant impact on earnings for the period in which the item is recognized and that affect the comparability of underlying results from period to period. Management believes that excluding these significant items from fiscal 2007 operating income from continuing operations provides investors with greater transparency into the financial results of Sara Lee’s ongoing operations and also provides more meaningful comparability between Sara Lee’s fiscal 2006 results and its fiscal 2007 guidance.

Sara Lee Achieves Broad Based Growth

In First Quarter of Fiscal 2007 – Page 11

****	Represents the change in projected fiscal 2007 operating margin for continuing operations compared to fiscal 2006 operating margin for Core Sara Lee of 6.7%. Fiscal 2006 operating income as reported in the corporation’s fiscal 2006 Form 10-K was $911 million. The operating income from continuing operations for fiscal 2006 that was used in computing the 6.7% fiscal 2006 operating margin was $772 million. This amount excludes the following significant items: charges of $327 million from exit activities and transformation costs; charges of $193 million for impairments; charges of $39 million for accelerated depreciation; gains of $78 million from business dispositions; charges of $5 million for hurricane – related losses; and income of $14 million from a change in vacation policy. It also excludes a gain of $114 million related to the fiscal 1999 sale of the tobacco operations. Management believes that excluding these significant items from fiscal 2006 operating income from continuing operations provides investors with greater transparency into the financial results of Sara Lee’s ongoing operations and also provides more meaningful comparability between Sara Lee’s fiscal 2006 results and its fiscal 2007 guidance. The fiscal 2006 operating income from continuing operations used in the operating margin calculation also excludes the operating segment income and amortization of identifiable intangibles attributable to the Hanesbrands business which, as noted above, became a discontinued operation for fiscal 2007 and for all prior periods as of September 5, 2006.
^	Includes $25 million in capital expenditures for Hanesbrands during the first nine weeks of fiscal 2007.

Sara Lee Achieves Broad Based Growth

In First Quarter of Fiscal 2007 – Page 12

Webcast

Sara Lee Corporation’s review of first quarter results for fiscal 2007 will be broadcast live via the Internet today at 9 a.m. CST. During the webcast, the company will discuss first quarter results and provide an outlook for the full fiscal year. The live webcast can be accessed at www.saralee.com and is anticipated to conclude by 10 a.m. CST. For people who are unable to listen to the webcast live, the earnings review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until Monday, May 7, 2007.

Forward-Looking Statements

This news release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

•	Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•	The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iv) fluctuations in the availability and cost of raw materials, Sara Lee’s ability to increase product prices in response and the impact on Sara Lee’s profitability; (v) the impact of various food safety issues on sales and profitability of Sara Lee products; and (vi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

•	Sara Lee’s transformation plan, such as (vii) the expected impact of the spin-off of Hanesbrands Inc. on the corporation’s future effective tax rate; (viii) the impact that the spin-off of the Hanesbrands Inc. business will have upon the funding requirements of Sara Lee’s remaining domestic operations and the related cost of remitting additional earnings of foreign subsidiaries to the U.S.; (ix) Sara Lee’s ability to effectively integrate its remaining businesses into the contemplated new business structure, including Sara Lee’s ability to transition customers to different bakery brands, transition to common information systems and processes and manage plant capacity and

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In First Quarter of Fiscal 2007 – Page 13

workforce reductions; (x) Sara Lee’s ability to generate the anticipated efficiencies and savings from the transformation plan; and (xi) the impact of the transformation plan on Sara Lee’s relationships with its employees, major customers and vendors and Sara Lee’s cost of funds;

•	Sara Lee’s international operations, such as (xii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the European euro, given Sara Lee’s significant concentration of business in Western Europe; (xiii) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

•	Previous business decisions, such as (xiv) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows; (xv) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds and access to capital/debt markets; (xvi) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xvii) the continued legality of tobacco products in the Netherlands, Germany and Belgium.

In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. We have provided additional information in our Form 10-K for fiscal 2006, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Description

Sara Lee Corporation (www.saralee.com) is a Chicago-based global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. In February 2005, the company began executing a bold and ambitious multi-year plan to transform Sara Lee into a company focused on its food, beverage, and household and body care businesses around the world. As part of its transformation plan, Sara Lee will drive growth in its key categories via such strong brands as Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Senseo and its namesake, Sara Lee.

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Consolidated Statements of Income	Sara Lee Corporation (NYSE)

(In millions, except per share amounts)

	First Quarter Ended
	September 30, 2006	October 1, 2005	Percent Change
Continuing operations
Net sales	$2,891	$2,763	4.7%

Cost of sales	1,796	1,707
Selling, general and administrative expenses	962	955
Charges for (income from) exit activities, assets and business dispositions	(1)	—
Contingent sale proceeds	(120)	(114)
Interest expense	75	73
Interest income	(26)	(19)

	2,686	2,602

Income from continuing operations before income taxes	205	161	27.9
Income tax (benefit) expense	(50)	59

Income from continuing operations	255	102	NM

Income (loss) from discontinued operations, net of tax	62	(35)
Gain on sale of discontinued operations, net of tax	16	—

Net income	$333	$67	NM

Income from continuing operations per common share
Basic	$0.34	$0.13	NM

Diluted	$0.34	$0.13	NM

Net income per common share
Basic	$0.44	$0.09	NM

Diluted	$0.44	$0.09	NM

Average shares outstanding
Basic	758	779

Diluted	761	782

Operating Results by Industry Segment	Sara Lee Corporation (NYSE)

(In millions)

	First Quarter Ended
	Sales		Percent Change	Income from Continuing Operations Before Income Taxes		Percent Change
	September 30, 2006	October 1, 2005		September 30, 2006	October 1, 2005
North American Retail Meats	$630	$615	2.4%	$27	$17	55.9%
North American Retail Bakery	498	461	8.1	5	(4)	NM
Foodservice	538	527	1.9	21	15	38.4
International Beverage	572	532	7.6	90	62	45.1
International Bakery	200	192	4.4	14	12	23.6
Household & Body Care	465	446	4.4	78	80	(2.7)

Total sales and operating segment income	2,903	2,773	4.7	235	182	29.4

Intersegment sales	(12)	(10)	(17.8)	—	—	—
Amortization of identifiable intangibles	—	—	—	(17)	(15)	(6.5)
General corporate expenses	—	—	—	(84)	(66)	(28.6)
Contingent sale proceeds	—	—	—	120	114	5.1

Total net sales and operating income	2,891	2,763	4.7	254	215	18.4
Net interest expense	—	—	—	(49)	(54)	9.5

Net sales and income from continuing operations before income taxes	$2,891	$2,763	4.7%	$205	$161	27.9%

Impact of Significant Items on Income From Continuing Operations and Net Income

Amounts in millions

	Quarter Ended September 30, 2006				Quarter Ended October 1, 2005
In millions, except per share data	Pretax Impact	Tax	Net Income	Diluted EPS Impact(1)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)
Income (loss) from continuing operations	$205	$50	$255	$0.34	$161	$(59)	$102	$0.13

Net (loss) income			$333	$0.44			$67	$0.09

Significant items affecting comparability of income from continuing operations and net income:
Charges for (income from) exit activities, asset and business dispositions
Charges for (income from) exit activities	$(14)	$5	$(9)	$(0.01)	$(29)	$10	$(19)	$(0.02)
Income from (charges for) business disposition activities	15	(4)	11	0.02	29	(10)	19	0.02

Subtotal	1	1	2	—	—	—	—	—
Charges to cost of sales and SG&A expenses
Transformation charges in cost of sales and SG&A	(27)	9	(18)	(0.02)	(24)	8	(16)	(0.02)
Hurricane losses	—	—	—	—	(3)	1	(2)	—
Accelerated depreciation	(16)	6	(10)	(0.01)	(10)	4	(6)	(0.01)

Impact of significant items on income from continuing operations before income taxes	(42)	16	(26)	(0.03)	(37)	13	(24)	(0.03)

Significant tax matters affecting comparability:
Tax benefit on disposition of a business	—	158	158	0.21	—	—	—	—

Impact of significant items on income from continuing operations	(42)	174	132	0.18	(37)	13	(24)	(0.03)

Significant items impacting discontinued operations
European Branded Apparel impairment	—	—	—	—	(179)	47	(132)	(0.17)
U.S. Retail Coffee impairment	—	—	—	—	(44)	5	(39)	(0.05)
Charges for exit activities and transformation expenses	—	—	—	—	(2)	1	(1)	—
Branded Apparel Americas/Asia spin-off costs	(24)	—	(24)	(0.03)	—	—	—	—
Tax charge from European Meats business	—	(2)	(2)	—	—	(3)	(3)	—
Gain on sale of discontinued operations	42	(2)	40	0.05	—	—	—	—

Impact of significant items on net income	$(24)	$170	$146	$0.19	$(262)	$63	$(199)	$(0.25)

Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	First Quarter		Dollar Change	Percent Change
	2007	2006
North American Retail Meats

Net Sales	$630	$615	$15	2.4%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$1	$(1)
Acquisition	6	—	6

Total	$6	$1	$5

Operating segment income	$27	$17	$10	55.9%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(4)	$(4)	$—
Transformation charges	(3)	(5)	2
Accelerated depreciation	(14)	(1)	(13)
Acquisition	(1)	—	(1)

Total	$(22)	$(10)	$(12)

North American Retail Bakery

Net Sales	$498	$461	$37	8.1%

Increase/(decrease) in net sales from:
Acquisitions	$35	$—	$35

Operating segment income (loss)	$5	$(4)	$9	NM

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(1)	$(2)	$1
Transformation charges	(3)	(4)	1
Accelerated depreciation	(1)	(4)	3
Acquisitions	2	—	2

Total	$(3)	$(10)	$7

Total Sara Lee Food & Beverage Business

Net Sales	$1,128	$1,076	$52	4.8%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$1	$(1)
Acquisitions	41	—	41

Total	$41	$1	$40

Operating segment income	$32	$13	$19	NM

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(5)	$(6)	$1
Transformation charges	(6)	(9)	3
Accelerated depreciation	(15)	(5)	(10)
Acquisitions	1	—	1

Total	$(25)	$(20)	$(5)

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	First Quarter		Dollar Change	Percent Change
	2007	2006
Sara Lee Foodservice

Net Sales	$538	$527	$11	1.9%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$—	$—

Total	$—	$—	$—

Operating segment income	$21	$15	$6	38.4%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—
Exit activities, asset and business dispositions	(3)	—	(3)
Transformation charges	(1)	(2)	1
Accelerated depreciation	(1)	(1)	—
Hurricane losses	—	(3)	3

Total	$(5)	$(6)	$1

International Beverage

Net Sales	$572	$532	$40	7.6%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(22)	$22
Dispositions	—	17	(17)

Total	$—	$(5)	$5

Operating segment income	$90	$62	$28	45.1%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(3)	$3
Exit activities, asset and business dispositions	2	(16)	18
Transformation charges	(2)	(2)	—
Dispositions	—	4	(4)

Total	$—	$(17)	$17

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	First Quarter		Dollar Change	Percent Change
	2007	2006
International Bakery

Net Sales	$200	$192	$8	4.4%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(7)	$7

Operating segment income	$14	$12	$2	23.6%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—
Exit activities, asset and business dispositions	—	(5)	5
Transformation charges	—	—	—

Total	$—	$(5)	$5

Household & Body Care

Net Sales	$465	$446	$19	4.4%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(13)	$13
Dispositions	—	2	(2)

Total	$—	$(11)	$11

Operating segment income	$78	$80	$(2)	(2.7)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(2)	$2
Exit activities, asset and business dispositions	11	26	(15)
Accelerated depreciation	—	(4)	4
Transformation charges	(1)	(1)	—

Total	$10	$19	$(9)

Total Sara Lee International Business

Net Sales	$1,237	$1,170	$67	5.8%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(42)	$42
Dispositions	—	19	(19)

Total	$—	$(23)	$23

Operating segment income	$182	$154	$28	18.6%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(5)	$5
Exit activities, asset and business dispositions	13	5	8
Accelerated depreciation	—	(4)	4
Transformation charges	(3)	(3)	—
Dispositions	—	4	(4)

Total	$10	$(3)	$13

First Quarter Fiscal 2007 Unit Volume Overview

Unit volume changes versus Fiscal 2006

First Quarter Fiscal 2007
Sara Lee Corporation	3%

Sara Lee Food & Beverage	(1)%

North American Retail Meats	2%
North American Retail Bakery	(4)%

Sara Lee Foodservice	1%

Sara Lee International	7%

International Beverage	11%
International Bakery	1%
Household and Body Care	4%